================================================================================



                         AGREEMENT AND PLAN OF MERGER




                                    between




                             THE MCCLATCHY COMPANY



                                      and



                              KNIGHT-RIDDER, INC.




                          Dated as of March 12, 2006



================================================================================

                                TABLE OF CONTENTS

                                                                          PAGE

                                    ARTICLE I
                                   THE MERGER

Section 1.1  The Merger....................................................1
Section 1.2  Closing.......................................................1
Section 1.3  Effective Time................................................2
Section 1.4  Effects of the Merger.........................................2
Section 1.5  Certificate of Incorporation and By-laws of the
             Surviving Corporation.........................................2
Section 1.6  Directors.....................................................2
Section 1.7  Officers......................................................3

                                   ARTICLE II
                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.......................................3
Section 2.2  Exchange of Certificates......................................4
Section 2.3  Fractional Shares.............................................7

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Qualification, Organization, Subsidiaries, etc................8
Section 3.2  Capital Stock.................................................9
Section 3.3  Corporate Authority Relative to This Agreement;
             No Violation.................................................10
Section 3.4  Reports and Financial Statements.............................11
Section 3.5  Internal Controls and Procedures.............................11
Section 3.6  No Undisclosed Liabilities...................................12
Section 3.7  Compliance with Law; Permits.................................12
Section 3.8  Environmental Laws and Regulations...........................12
Section 3.9  Employee Benefit Plans.......................................13
Section 3.10 Absence of Certain Changes or Events.........................16
Section 3.11 Investigations; Litigation...................................17
Section 3.12 Form S-4; Proxy Statement/Prospectus; Other
             Information..................................................17
Section 3.13 Rights Plan..................................................17
Section 3.14 Tax Matters..................................................17
Section 3.15 Labor Matters................................................18
Section 3.16 Intellectual Property........................................19
Section 3.17 Real Property................................................19
Section 3.18 Opinion of Financial Advisor.................................19
Section 3.19 Required Vote of the Company Shareholders....................19
Section 3.20 Material Contracts...........................................20
Section 3.21 Finders or Brokers...........................................21
Section 3.22 Reorganization...............................................21
Section 3.23 No Additional Representations................................21
Section 3.24 Transactions with Affiliates.................................22
Section 3.25 Anti-Takeover Statutes.......................................22

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1  Qualification, Organization, Subsidiaries, etc...............22
Section 4.2  Capital Stock................................................23
Section 4.3  Corporate Authority Relative to this Agreement;
             No Violation.................................................24
Section 4.4  Reports and Financial Statements.............................25
Section 4.5  Internal Controls and Procedures.............................25
Section 4.6  No Undisclosed Liabilities...................................26
Section 4.7  Compliance with Law; Permits.................................26
Section 4.8  Environmental Laws and Regulations...........................26
Section 4.9  Employee Benefit Plans.......................................27
Section 4.10 Absence of Certain Changes or Events.........................28
Section 4.11 Investigations; Litigation...................................29
Section 4.12 Form S-4; Proxy Statement/Prospectus; Other
             Information..................................................29
Section 4.13 Available Funds..............................................29
Section 4.14 Tax Matters..................................................29
Section 4.15 Labor Matters................................................30
Section 4.16 Intellectual Property........................................30
Section 4.17 Opinion of Financial Advisor.................................30
Section 4.18 Material Contracts...........................................30
Section 4.19 Finders or Brokers...........................................31
Section 4.20 Lack of Ownership of Company Common Stock....................31
Section 4.22 Reorganization...............................................31
Section 4.23 No Additional Representations................................31
Section 4.23 Non-Foreign Person...........................................32
Section 4.24 Required Vote of Parent Stockholders.........................32
Section 4.25 Transactions with Affiliates.................................33
Section 4.26 Solvency.....................................................33

                                   ARTICLE V
                           COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company and Parent................33
Section 5.2  Investigation................................................39
Section 5.3  No Solicitation..............................................40
Section 5.4  Filings; Other Actions.......................................42
Section 5.5  Stock Options and Other Stock-Based Awards;
             Employee Matters.............................................44
Section 5.6  Best Efforts.................................................48
Section 5.7  Takeover Statute.............................................50
Section 5.8  Public Announcements.........................................50
Section 5.9  Indemnification and Insurance................................50
Section 5.10 Control of Operations........................................52
Section 5.11 Tax-Free Qualification.......................................52
Section 5.12 Listing of Shares of Parent Common Stock.....................52
Section 5.13 Affiliates...................................................52
Section 5.14 Tax Representation Letters...................................52
Section 5.15 Board of Directors of the Surviving Corporation..............53

Section 5.16 Certain Arrangements.........................................53
Section 5.17 Mortgage Release.............................................53

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party's Obligation to Effect
             the Merger...................................................53
Section 6.2  Conditions to Obligation of the Company to Effect
             the Merger...................................................54
Section 6.3  Conditions to Obligation of Parent to Effect the
             Merger.......................................................55

                                   ARTICLE VII
                                   TERMINATION

Section 7.1  Termination or Abandonment...................................55
Section 7.2  Termination Fee..............................................57

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties................58
Section 8.2  Expenses.....................................................58
Section 8.3  Counterparts; Effectiveness..................................58
Section 8.4  Governing Law................................................58
Section 8.5  Jurisdiction; Enforcement....................................58
Section 8.6  Waiver of Jury Trial.........................................59
Section 8.7  Notices......................................................59
Section 8.8  Assignment; Binding Effect...................................60
Section 8.9  Severability.................................................60
Section 8.10 Entire Agreement; No Third-Party Beneficiaries...............60
Section 8.11 Amendments; Waivers..........................................61
Section 8.12 Headings.....................................................61
Section 8.13 Interpretation...............................................61
Section 8.14 Definitions..................................................61

EXHIBITS

Exhibit A - Certificate of Incorporation
Exhibit B - By-Laws
Exhibit C - Form of Affiliate Agreement

           AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2006 (the "AGREEMENT"), between The McClatchy Company, a Delaware corporation ("PARENT"), and Knight-Ridder, Inc., a Florida corporation (the "COMPANY").

                             W I T N E S S E T H :
                             - - - - - - - - - -

           WHEREAS, the respective Boards of Directors of Parent and the Company have adopted this Agreement and determined that the merger of the Company with and into Parent, upon the terms and subject to the conditions set forth in this Agreement (the "MERGER") is advisable;

           WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

           WHEREAS, it is contemplated that, immediately following the execution of this Agreement, holders of shares of Class B common stock, par value $.01 per share, of Parent ("PARENT CLASS B STOCK") representing at least a majority of all votes entitled to be cast by holders of Parent Common Stock (as hereinafter defined) and Parent Class B Stock, voting together as a class, will, pursuant to Section 228 of the DGCL (as hereinafter defined), take action by written consent (the "PARENT STOCKHOLDER APPROVAL") to (i) adopt this Agreement, (ii) approve the amendment of the certificate of incorporation of Parent to read as set forth in EXHIBIT A attached hereto (the "CERTIFICATE AMENDMENT") and (iii) approve the issuance of the shares of Parent Common Stock in connection with the Merger (the "STOCK ISSUANCE"); and

           WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

           NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Company agree as follows:

                                   ARTICLE I

                                  THE MERGER

           Section 1.1 THE MERGER. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Parent, whereupon the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving company in the Merger (the "SURVIVING CORPORATION").

           Section 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California at 10:00 a.m., local time, on a date to be specified by the parties (the "CLOSING DATE") which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

           Section 1.3 EFFECTIVE TIME. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Florida and executing and filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and make all other filings or recordings required under the FBCA and the DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as shall be set forth in the Articles of Merger and the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the "EFFECTIVE TIME"). The Articles of Merger and the Certificate of Merger shall be filed on the same day and, to the extent practicable, at the same time.

           Section 1.4 EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the FBCA and the DGCL.

           Section 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

           (a) The certificate of incorporation of Parent shall be amended in the Merger to read in its entirety in the form attached hereto as EXHIBIT A, and with such amendment shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

           (b) The by-laws of Parent as in effect at the Effective Time, in the form attached hereto as EXHIBIT B, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

           Section 1.6 DIRECTORS. Subject to applicable Law and Section 5.15, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

           Section 1.7 OFFICERS. The officers of Parent immediately prior to the Closing Date shall be the officers of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE II

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

           Section 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or the holders of any securities of the Company or Parent:

           (a) CONVERSION OF COMPANY COMMON STOCK. Subject to Sections 2.1(b) and 2.1(d), each issued and outstanding share of common stock, par value two and one-twelfth cents per share, of the Company (together with the associated rights under the Rights Agreement (as hereinafter defined)) outstanding immediately prior to the Effective Time (such shares and associated rights, collectively, "COMPANY COMMON STOCK," and each, a "SHARE"), other than any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive the combination of (x) $40.00 in cash without interest (the "PER SHARE CASH AMOUNT") and (y) 0.5118 of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (as hereinafter defined) (the "EXCHANGE RATIO"), subject to adjustment in accordance with Section 2.1(d) (collectively, the "MERGER CONSIDERATION"). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section
2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(h) and (iii) any cash to be paid in lieu of any fractional share of Class A common stock of Parent, par value $.01 per share ("PARENT COMMON STOCK" PROVIDED that "Parent Common Stock" shall mean the Class A common stock, par value $.01 per share, of the Surviving Corporation following the Effective Time) in accordance with Section 2.3.

           (b) PARENT-OWNED AND TREASURY SHARES. Each Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time or held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the "CANCELLED SHARES") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

           (c) TREATMENT OF PARENT COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Class A common stock, par value $.01 per share, of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of Class A common stock, par value $.01 per share, of the Surviving Corporation, and each share of Parent Class B Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of Class B common stock, par value $.01 per share, of the Surviving Corporation.

           (d) ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Per Share Cash Amount, the Exchange Ratio and/or any other similarly dependent items shall be equitably adjusted to reflect such change.

           (e)   DISSENTERS' RIGHTS.

                 (i) No dissenters' or appraisal rights shall be available with respect to shares of capital stock of the Company or shares of Parent Common Stock in connection with the Merger.

                (ii) Shares of Parent Class B Stock shall be entitled to appraisal rights pursuant to Section 262(b) of the DGCL. Any shares of Parent Class B Stock held by a holder who has not effectively withdrawn or lost such holder's appraisal rights under Section 262 of the DGCL (collectively, the "DISSENTING SHARES"), shall, from and after the Effective Time, no longer be entitled to be voted for any purpose or to receive payment of dividends or other distributions thereon (except dividends or other distributions payable to stockholders of record as of a date which is prior to the Effective Time) and the holder thereof shall only be entitled to such rights as are provided by the DGCL.

                (iii) Notwithstanding the provisions of Section 2.1(e)(ii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under the DGCL, then, upon the occurrence of such event, such holder's shares shall represent validly issued, fully paid and nonassessable shares of Class B common stock, par value $.01 per share, of the Surviving Corporation.

           Section 2.2   EXCHANGE OF CERTIFICATES.

           (a) EXCHANGE AGENT. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed to act as an exchange agent hereunder and approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the "EXCHANGE AGENT"), for the benefit of holders of the Shares, certificates representing shares of Parent Common Stock and cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares ("CERTIFICATES") (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("BOOK-ENTRY SHARES") pursuant to the provisions of this Article II, (ii) the amounts to be paid pursuant to
Section 5.5(a) and (iii) the amounts to be paid pursuant to Section 2.3. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to
Section 2.2(h). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 2.3) shall hereinafter be referred to as the "EXCHANGE FUND."

           (b)   EXCHANGE PROCEDURES.

                 (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (y) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

                (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange for such properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares (x) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to
Section 2.1 and (y) an amount in cash equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to
Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to
Section 2.2(h). No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of the Certificate may be issued or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

               (iii) The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

           (c) CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the relevant Merger Consideration pursuant to this
Article II.

           (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares.

           (e) NO LIABILITY. Notwithstanding anything herein to the contrary, none of the Company, Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

           (f) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; PROVIDED, HOWEVER, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this
Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

           (g) LOST CERTIFICATES. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or reasonably requested by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond if required hereunder), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

           (h) DIVIDENDS AND OTHER DISTRIBUTIONS. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

           Section 2.3   FRACTIONAL SHARES.

           (a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional share of Company Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over
(y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 2.2(b) (such excess being hereinafter referred to as the "EXCESS SHARES"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing Shares, shall sell the Excess Shares at then prevailing prices in the manner provided in the following paragraph.

           (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the New York Stock Exchange at then-prevailing market prices in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds for the holders of Shares (the "FRACTIONAL SHARES FUND"). The Exchange Agent shall determine the portion of the Fractional Shares Fund to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Fractional Shares Fund by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

           (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest, subject to and in accordance with
Section 2.3.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (except for the portions of the Form 10-K identified therein as risk factors or forward looking statement safe harbors) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent as follows:

           Section 3.1 QUALIFICATION, ORGANIZATION, SUBSIDIARIES, ETC. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a "COMPANY MATERIAL ADVERSE EFFECT" means such facts, circumstances, events or changes that are, or would reasonably be expected to become, materially adverse to the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the newspaper industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, including the effect of the announcement of, or the existence of the plan to make, the Proposed Divestitures (as hereinafter defined) (PROVIDED, that the exception in this clause (b)(i) shall not apply to the representations and warranties contained in Section 3.3(c) to the extent that the execution of this Agreement or the consummation of the transactions contemplated hereby would result in any of the consequences set forth in clauses
(i) or (ii) of such section), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby or (iii) changes in applicable Law, GAAP (as hereinafter defined) or accounting standards. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company's amended and restated articles of incorporation and by-laws, each as amended through the date hereof. The Company is not in violation of any of the provisions of its articles of incorporation and by-laws and each Subsidiary of the Company is not in violation of its respective charter documents, except as would not have a Company Material Adverse Effect. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by the Company, free and clear of all Liens (as hereinafter defined), other than Company Permitted Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. As used here, "SIGNIFICANT SUBSIDIARY" shall mean a significant subsidiary of an entity as determined under Rule 1-02 of Regulation S-X of the SEC (as hereinafter defined).

           Section 3.2   CAPITAL STOCK.

           (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share ("COMPANY PREFERRED STOCK"), of which 1,500,000 shares are designated as Series A Junior Participating Preferred Stock and 1,758,242 shares are designated as Series B Preferred Stock. As of March 10, 2006, 67,079,949 shares of Company Common Stock were issued and outstanding. As of March 10, 2006, (i) 15,744 shares of Company Common Stock were held in treasury, (ii) 355,998 shares of Company Common Stock were reserved for issuance under the Company's Compensation Plan for Non-Employee Directors, 179,446 shares of Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan and 3,228,230 shares of Company Common Stock were reserved for issuance under the Company's Employee Equity Incentive Plan, and (iii) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) of the previous sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

           (b) (i) Except as set forth in Section 3.2(a), as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after March 10, 2006, but were reserved for issuance as set forth in
Section 3.2(a), and (ii) except for awards to acquire shares of Company Common Stock under any equity plan of the Company listed in Section 3.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company's Subsidiaries is a party obligating the Company or any of the Company's Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock-based rights of the Company or any of its Subsidiaries.

           (c) Except for awards to acquire shares of Company Common Stock under any equity plan of the Company as disclosed in Section 3.2(a), neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

           (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

           Section 3.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

           (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Shareholder Approval (as hereinafter defined), (ii) compliance with Article TENTH of the Company's articles of incorporation and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has resolved to recommend that the Company's shareholders approve this Agreement and the transactions contemplated hereby (the "COMPANY RECOMMENDATION"). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of Company, enforceable against the Company in accordance with its terms.

           (b) Other than in connection with or in compliance with (i) the FBCA and the DGCL, (ii) the Securities Act of 1933 (the "SECURITIES ACT"), (iii) the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") (collectively, the "COMPANY APPROVALS"), no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "GOVERNMENTAL ENTITY") is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

           (c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company's Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "LIEN"), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is immaterial in amount (each of the foregoing, a "COMPANY PERMITTED LIEN"), upon any of the properties or assets of the Company or any of the Company's Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Company or any of the Company's Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.4   REPORTS AND FINANCIAL STATEMENTS.

           (a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission (the "SEC") since December 28, 2003 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and, as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

           Section 3.5 INTERNAL CONTROLS AND PROCEDURES. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT"). The Company's management has completed assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 25, 2005, and such assessment concluded that such controls were effective and the Company's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 25, 2005.

           Section 3.6 NO UNDISCLOSED LIABILITIES. Except (a) as reflected or reserved against in the Company's consolidated balance sheet (or the notes thereto) as of December 25, 2005 included in the Company's annual report on Form 10-K for the fiscal year then ended, (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 25, 2005 and
(d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.7   COMPLIANCE WITH LAW; PERMITS.

           (a) The Company and each of the Company's Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign constitution, law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, "LAWS" and each, a "LAW"), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

           (b) The Company and the Company's Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "COMPANY PERMITS"), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.8   ENVIRONMENTAL LAWS AND REGULATIONS.

           (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) no Hazardous Substance (as hereinafter defined) is present in, on, under or about any of the properties currently owned or leased by the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which the Company or any of its Subsidiaries would reasonably be expected to be liable, (iii) to the knowledge of the

Company, no Hazardous Substance is present in, on, under or about any of the properties previously owned or leased by the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which the Company or any of its Subsidiaries would reasonably be expected to be liable, (iv) since December 25, 2005, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (v) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (vi) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.

           (b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, other than environmental provisions of lease agreements, typical hazardous materials purchasing, handling, transportation and disposal contracts or arising out of financial assurance requirements under Environmental Laws.

           (c)   As used herein, "ENVIRONMENTAL LAW" means any Law relating to
(x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (y) worker safety or (z) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

           (d) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls or toxic mold.

           Section 3.9   EMPLOYEE BENEFIT PLANS.

           (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. "COMPANY BENEFIT PLANS" means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of the Company or its Subsidiaries.

           (b) Other than as disclosed on Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any commitment to establish any new Company Benefit Plan (except to the extent required by Law or to conform any such Company Benefit Plan to the requirements of any applicable Law, or as required by this Agreement) or to modify any Company Benefit Plan.

           (c) DOCUMENTS. The Company has made available to Parent correct and complete copies of:

                  (i)   Each Company Benefit Plan;

                 (ii) the most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan;

                (iii) the most recent annual report (Form Series 5500) and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan;

                 (iv) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets;

                  (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan;

                 (vi) all communications material provided to any Company employee or Company employees relating to any Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any additional material liability to the Company that does not otherwise arise from existing rights under the terms of the Company Benefit Plans or existing award agreements thereunder; and

                (vii) any IRS determination letters relating to each Company Benefit Plan.

           (d) Each material Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the

Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect.

           (e) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code:

                 (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;

                (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and

               (iii) has had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

           (f) No Company Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Subsidiary of the Company has made a binding commitment to provide to any Company employee (either individually or to Company employees as a group) with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute.

           (g) With respect to each material Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof:

                 (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA,

                (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,

               (iii) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC)" have been timely paid in full,

                (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and

                 (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

           (h) To the knowledge of the Company, as of the date hereof, there does not exist any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time. "CONTROLLED GROUP LIABILITY" means liabilities

(i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 ET SEQ. of ERISA and
Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

           (i) As of the date hereof, the data that the Company has provided to Parent, as set forth on Section 3.9(i) of the Company Disclosure Schedule, with respect to the individuals who are party to "Tier 1" Income Security Agreements for (i) amounts and benefits that may be paid or provided in connection with the Merger (alone or in conjunction with any other events) and
(ii) W-2 information for such individual for such individuals' taxable years 2001 through 2005, so that Parent may calculate the amount of any "excess parachute payments" (within the meaning of Section 280G of the Code) that will be payable in connection with the Merger (alone or in conjunction with any other events), assuming the Effective Time and any right to such payments or benefits occurs as of the date hereof, is true and correct in all material respects.

           (j) No RSU (as defined in the Company's Employee Equity Incentive Plan (the "EQUITY PLAN")) granted under the Equity Plan will vest prior to the earlier of (a) December 16, 2006 or (b) the occurrence of a Corporate Transaction (as defined in the Equity Plan).

           (k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event:

                 (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or

                (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

           Section 3.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.

           (a) From December 25, 2005 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect, (ii) any distribution or dividend made by the Company (other than quarterly dividends in the amount not in excess of $0.37 per share), (iii) any material repurchase of equity securities by the Company, (iv) any split, combination or reclassification of any of the Company's capital stock, (v) any material change in accounting methods, principles or practices of the Company,
(vi) any material acquisition by the Company or any Subsidiary of the Company of, or agreement by the Company or any Subsidiary of the Company to acquire, any business or corporation, partnership, association or other business organization or division thereof or (vii) any sale, lease, license or other disposition of any material properties or assets of the Company or its Subsidiaries except the sale, lease, license or disposition of property or assets in the ordinary course of business consistent with past practice.

           (b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.11  INVESTIGATIONS; LITIGATION.  As of the date hereof,
(a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company's Subsidiaries and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company's Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.12 FORM S-4; PROXY STATEMENT/PROSPECTUS; OTHER INFORMATION. None of the information provided by the Company to be included in the filing with the SEC of an information statement/proxy statement/prospectus relating to the matters to be submitted at the Company Meeting (as hereinafter defined) and the notices required to the stockholders of Parent in connection with the Parent Stockholder Approval (such information statement/proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT/PROSPECTUS") or registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "FORM S-4") will, at the time the Form S-4 is declared effective, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of applicable Law, including the Securities Act and the Exchange Act.

           Section 3.13 RIGHTS PLAN. The Board of Directors of the Company has resolved to take, and the Company has taken, all action necessary to
(a) render the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company, issued pursuant to the terms of the Rights Agreement (the "RIGHTS AGREEMENT"), dated June 21, 1996, as amended, between the Company and Chase Mellon Shareholder Services, LLC, as Rights Agent, inapplicable to the Merger and the execution and operation of this Agreement and (b) cause the Rights Agreement to terminate as of immediately prior to the Effective Time.

           Section 3.14  TAX MATTERS.

           (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax

Returns of the Company have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign
Law) and (vii) none of the Company or any of its Subsidiaries has engaged in a "reportable transaction," within the meaning of Treas. Reg. Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a "listed transaction," as set forth in Treas. Reg.
Section 1.6011-4(b)(2).

           (b) As used in this Agreement, (i) "TAXES" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) "TAX RETURN" means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

           Section 3.15 LABOR MATTERS. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries ("EMPLOYEES"), and, (ii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1998 (the "WARN ACT") as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby) that would have, individually or in the aggregate, a Company Material Adverse Effect.

           Section 3.16 INTELLECTUAL PROPERTY. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations used in their respective businesses as currently conducted (collectively, the "INTELLECTUAL PROPERTY"). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement of any material intellectual property rights of any person by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (c) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (d) to the knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.

           Section 3.17 REAL PROPERTY. Section 3.17 of the Company Disclosure Schedule sets forth a list of material real property currently owned or leased by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, except for properties and assets that have been disposed of in the ordinary course of business since December 25, 2005, free and clear of all Liens (except for Company Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof, excluding therefrom mortgages, deeds of trust, judgment liens, tax liens for delinquent taxes and
other monetary liens).   Except as would not have, individually or in the
aggregate, a Company Material Adverse Effect, each material lease agreement to which the Company or any of its Subsidiaries is a party is valid and enforceable and neither the Company nor any of its Subsidiaries is in default under any such agreement, and no circumstances exist which, with notice, the passage of time or both, would reasonably be expected to constitute a default of the Company or any of its Subsidiaries under any such agreement.

           Section 3.18 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

           Section 3.19 REQUIRED VOTE OF THE COMPANY SHAREHOLDERS. Subject to accuracy of the representations and warranties in Section 4.20, the affirmative vote of the holders of outstanding shares of Company Common
Stock, voting together as a single class, representing at least eighty percent (80%) of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the "COMPANY SHAREHOLDER APPROVAL"); PROVIDED, HOWEVER, that if the Board of Directors of the Company makes the requisite determination under paragraph (a)(ii) of Article TENTH of the Company's articles of incorporation, the Company Shareholder Approval shall be the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast thereupon by holders of Company Common Stock; PROVIDED, FURTHER, HOWEVER, that, notwithstanding such determination, if the circumstances set forth in paragraph (a)(i) of Article TENTH of the Company's articles of incorporation shall occur, the Company Shareholder Approval shall be the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least eighty percent (80%) of all of the votes entitled to be cast thereupon by holders of Company Common Stock. To the knowledge of the Company, as of the date hereof, no more than 20% of the capital stock of the Company entitled to vote generally in the election of directors ("COMPANY VOTING STOCK") is beneficially owned, directly or indirectly, by any (a) individual who is not a citizen of the United States,
(b) corporation, partnership or other entity organized under laws other than the laws of the United States or any state of the United States, (c) foreign government, (d) "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) which includes any individual or entity referred to in this
Section 3.19 or (e) corporation, partnership or other entity controlled, directly or indirectly, by any individual, entity or group referred to in this
Section 3.19. For purposes of this Section 3.19 only, (i) the terms "affiliate," "associate" and "control" shall have the respective meanings ascribed to such terms on January 1, 1989 in Rule 12b-2 under the Exchange Act, (ii) a person shall be deemed to "beneficially own," and shall be deemed to be the "beneficial owner" of, any Company Voting Stock which such person or any of such person's affiliates or associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1989, (iii) without limitation, any shares of Company Voting Stock that any person has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person, and (iv) the term "person" shall mean any individual, corporation, partnership, other entity or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act as in effect on January 1, 1989.

           Section 3.20  MATERIAL CONTRACTS.

           (a) Except for this Agreement or as filed as exhibits to the Company SEC Documents prior to the date hereof, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract containing any covenant materially limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business, (iii) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business or (iv) any material settlement agreement with material continuing obligations of, or material restrictions on, the Company or any of its Subsidiaries (all contracts of the type described in this Section 3.20(a) being referred to herein as "COMPANY MATERIAL CONTRACTS").

           (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           Section 3.21 FINDERS OR BROKERS. Except for Goldman, Sachs & Co. and Morgan Stanley, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has provided to Parent a copy of its engagement letters with Goldman, Sachs & Co. and Morgan Stanley pursuant to which any fees may be payable in connection with this Agreement or the transactions contemplated hereby.

           Section 3.22 REORGANIZATION. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (a) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or (b) the ability of counsel to render the opinions described in Sections 6.2(d) and 6.3(d) of this Agreement.

           Section 3.23  NO ADDITIONAL REPRESENTATIONS.

           (a) The Company acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of Parent which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of Parent and to discuss the business and assets of Parent.

           (b) The Company acknowledges that neither Parent nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and its Representatives except as expressly set forth in Article IV (which includes the Parent Disclosure Schedule and the Parent SEC Documents), and neither Parent nor any other person shall be subject to any liability to the Company or any other person resulting from Parent's making available to the Company or the Company's use of such information or any information, documents or material made available to the Company in the due diligence materials provided to the Company.

           Section 3.24 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company's last proxy statement filed with the SEC filed prior to the date hereof, since the date of such proxy statement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC.

           Section 3.25 ANTI-TAKEOVER STATUTES. Subject to the accuracy of the representations and warranties of Parent in Section 4.20, Sections 607.0901 and 607.0902 of the FBCA shall not apply to the Merger.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

           Except as disclosed in Parent's Annual Report on Form 10-K for the fiscal year ended December 25, 2005 (except for the portions of the Form 10-K identified therein as risk factors or forward looking statement safe harbors) or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the "PARENT DISCLOSURE SCHEDULE"), Parent represents and warrants to the Company as follows:

           Section 4.1 QUALIFICATION, ORGANIZATION, SUBSIDIARIES, ETC. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a "PARENT MATERIAL ADVERSE EFFECT" means such facts, circumstances, events or changes that are, or would reasonably be expected to become, materially adverse to the business, financial condition or continuing operations of Parent and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the newspaper industry in the United States or the economy, the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, including the effect of the announcement of, or the existence of the plan to make, the Proposed Divestitures (PROVIDED, that the exception in this clause (b)(i) shall not apply to the representations and warranties contained in Section 4.3(c) to the extent that the execution of this Agreement or the consummation of the transactions contemplated hereby would result in any of the consequences set forth in clauses (i) or (ii) of such section), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby or (iii) changes in applicable Law, GAAP or accounting standards. Parent has made available to the Company prior to the date of this

Agreement a true and complete copy of the certificate of incorporation and by-laws of Parent, each as amended through the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation and by-laws and each Subsidiary of Parent is not in violation of its respective charter documents, except as would not have a Parent Material Adverse Effect.
Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended December 25, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Parent, free and clear of all Liens other than Parent Permitted Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

           Section 4.2   CAPITAL STOCK.

           (a) The authorized capital stock of the Parent consists of 100,000,000 (prior to the filing of the Certificate Amendment) shares of Parent Common Stock and 60,000,000 shares of Parent Class B Stock. As of February 26, 2006, 20,599,579 shares of Parent Common Stock and 26,207,397 shares of Parent Class B Stock were issued and outstanding. As of December 25, 2005, (i) no shares of Parent Common Stock and no shares of Parent Class B Stock were held in treasury, and (ii) 7,510,773 shares of Parent Common Stock were reserved for issuance under Parent's Amended and Restated 1990 Directors' Stock Option Plan, Amended and Restated 1994 Stock Option Plan, 2001 Director Option Plan, 2004 Stock Incentive Plan, Amended Employee Stock Purchase Plan and 1997 Stock Option Plan. All the outstanding shares of Parent Common Stock, and all such shares reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

           (b) (i) Except as set forth in Section 4.2(a) above, as of the date hereof, Parent does not have any shares of its capital stock issued or outstanding other than shares of Parent Common Stock that have become outstanding after December 25, 2005, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) except for awards to acquire shares of Parent Common Stock under any equity plan of Parent listed in Section 4.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of Parent's Subsidiaries is a party obligating Parent to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar stock-based rights of Parent or any of its Subsidiaries.

           (c) Except for awards to acquire shares of Parent Common Stock under any equity incentive plan of Parent as disclosed in Section 4.2(a), neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

           (d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

            Section 4.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

           (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and except for (i) the Parent Stockholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Florida and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Parent has resolved to recommend that Parent's stockholders approve the adoption of this Agreement, the Certificate Amendment and the Stock Issuance. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

           (b) Other than in connection with or in compliance with (i) the FBCA and the DGCL, (ii) the Securities Act, (iii) the Exchange Act and (iv) the HSR Act (collectively, the "PARENT APPROVALS"), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

           (c) The execution and delivery by Parent of this Agreement does not, and, except as described in Section 4.3(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves has been established, (B) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and is immaterial in amount (each of the foregoing, a "PARENT PERMITTED LIEN"), upon any of the properties or assets of Parent or any of its

Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses
(i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.4   REPORTS AND FINANCIAL STATEMENTS.

           (a) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since December 28, 2003 (the "PARENT SEC DOCUMENTS"). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and, as of their respective dates, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

           Section 4.5 INTERNAL CONTROLS AND PROCEDURES. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 25, 2005, and such assessment concluded that such controls were effective and Parent's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 25, 2005.

           Section 4.6 NO UNDISCLOSED LIABILITIES. Except (a) as reflected or reserved against in Parent's consolidated balance sheet (or the notes thereto) as of December 25, 2005 included in Parent's annual report on Form
10-K for the fiscal year then ended, (b) for liabilities permitted by or incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 25, 2005 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.7   COMPLIANCE WITH LAW; PERMITS.

           (a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

           (b) Parent and Parent's Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "PARENT PERMITS"), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.8 ENVIRONMENTAL LAWS AND REGULATIONS. (a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) no Hazardous Substance is present in, on, under or about any of the properties currently owned or leased at any time by Parent or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which Parent or any of its Subsidiaries would reasonably be expected to be liable, (iii) to the knowledge of Parent, no Hazardous Substance is present in, on, under or about any of the properties previously owned or leased by Parent or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws and for which Parent or any of its Subsidiaries would reasonably be expected to be liable, (iv) since December 25, 2005, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, (v) to the knowledge of Parent, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by Parent or any of its Subsidiaries as a result of any activity of Parent or any of its Subsidiaries during the time such properties were owned, leased or operated by Parent or any of its Subsidiaries and (vi) neither Parent, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 4.8.

           (b) Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has entered into any agreement that would require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, other than environmental provisions of lease agreements, typical hazardous materials purchasing, handling, transportation and disposal contracts or arising out of financial assurance requirements under Environmental Laws.

           Section 4.9     EMPLOYEE BENEFIT PLANS.

           (a) "PARENT BENEFIT PLANS" means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not "employee benefit plans" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Parent or its Subsidiaries and all employee agreements providing compensation, vacation, severance or other benefits to any current or former officer, employee or consultant of Parent or its Subsidiaries.

           (b) Other than as disclosed on Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any plan or commitment to establish any new Parent Benefit Plan (except to the extent required by Law or to conform any such Parent Benefit Plan to the requirements of any applicable Law or as required by this Agreement) or to modify any Parent Benefit Plan.

           (c) Each material Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

           (d) Any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code:

                 (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination;

                (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation; and

               (iii) has had no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.

           (e) With respect to each material Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof:

                 (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA,

                (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred,

               (iii)    all premiums to the PBGC have been timely paid in full,

                (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries, and

                 (v) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.

           (f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event:

                 (i) entitle any current or former employee, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or

                (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement.

           Section 4.10  ABSENCE OF CERTAIN CHANGES OR EVENTS.

           (a) From December 25, 2005 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been (i) any event, development or state of circumstances that has had, individually or in the aggregate, a Parent Material Adverse Effect, (ii) any distribution or dividend made by Parent (other than quarterly dividends in the amount not in excess of $0.18 per share), (iii) any material repurchase of equity securities by Parent, (iv) any split, combination or reclassification of any of Parent's capital stock, (v) any material change in accounting methods, principles or practices of Parent, (vi) any material acquisition by Parent or any Subsidiary of Parent of, or (except for this Agreement) agreement by Parent or any Subsidiary of Parent to acquire, any business or corporation, partnership, association or other business organization or division thereof or
(vii) any sale, license or other disposition of any material properties or assets of Parent or its Subsidiaries except the sale, lease, license or disposition of property or assets in the ordinary course of business consistent with past practice.

           (b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.11 INVESTIGATIONS; LITIGATION. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of Parent's Subsidiaries, and (b) there are no actions, suits, inquiries, claims, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of Parent's Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity or arbitrator, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.12 FORM S-4; PROXY STATEMENT/PROSPECTUS; OTHER INFORMATION. None of the information provided by Parent to be included in the Proxy Statement/Prospectus or Form S-4 will, at the time the Form S-4 is declared effective, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           Section 4.13 AVAILABLE FUNDS. Parent will have available at the Effective Time all funds necessary for the payment of the Merger Consideration and sufficient for the satisfaction of all of Parent's obligations under this Agreement.

           Section 4.14 TAX MATTERS. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) Parent and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of Parent have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 30, 2001, (iv) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (v) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens, (vi) none of Parent or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), and (vii) none of Parent or any of its Subsidiaries has engaged in a "reportable transaction," within the meaning of Treas. Reg. Section 1.6011-4(b), or any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a "listed transaction," as set forth in Treas. Reg. Section 1.6011-4(b)(2).

           Section 4.15 LABOR MATTERS. Except for such matters which would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries and, (ii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, and (iv) there is no slowdown, or work stoppage in effect or, to the knowledge of Parent, threatened with respect to such employees and (b) Parent and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any liabilities under WARN as a result of any action taken by Parent (other than at the written direction of the Company or as a result of any of the transactions contemplated hereby) that would have, individually or in the aggregate, a Parent Material Adverse Effect.

           Section 4.16 INTELLECTUAL PROPERTY. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect,
(a) as of the date hereof, there are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement of any material intellectual property rights of any person by Parent or its Subsidiaries for their use of the Intellectual Property of Parent or any of its Subsidiaries, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe upon any intellectual property rights of any person, (c) as of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of Parent or any of its Subsidiaries, and (d) to the knowledge of Parent, no person is infringing upon any Intellectual Property of Parent or any of its Subsidiaries.

           Section 4.17 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Parent has received the opinion of Credit Suisse Securities (USA) LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to Parent from a financial point of view.

           Section 4.18  MATERIAL CONTRACTS.

           (a) Except for this Agreement or as filed as exhibits to the Parent SEC Documents prior to the date hereof, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract containing any covenant materially limiting the right of Parent or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business, (iii) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business or (iv) any material settlement agreement with material continuing obligations of, or material restrictions on, Parent or any of its Subsidiaries (all contracts of the type described in this Section 4.18(a) being referred to herein as "PARENT MATERIAL CONTRACTS").

           (b) Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and
(ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

           Section 4.19 FINDERS OR BROKERS. Except for Credit Suisse Securities (USA) LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

           Section 4.20 LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries beneficially owns or, since December 31, 2004 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

           Section 4.21 REORGANIZATION. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede (a) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or (b) the ability of counsel to render the opinions described in Sections 6.2(d) and 6.3(d) of this Agreement.

           Section 4.22  NO ADDITIONAL REPRESENTATIONS.

           (a) Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

           (b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its

Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company's making available to Parent or Parent's use of such information, including the presentation materials delivered to Parent by Goldman, Sachs & Co. and dated November 23, 2005, as subsequently updated, supplemented or amended (the "INFORMATION MEMORANDUM") or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the "data room," other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

           Section 4.23 NON-FOREIGN PERSON. To the knowledge of Parent, as of the date hereof, no more than 20% of the capital stock of Parent entitled to vote generally in the election of directors ("PARENT VOTING STOCK") is beneficially owned, directly or indirectly, by any (a) individual who is not a citizen of the United States, (b) corporation, partnership or other entity organized under laws other than the laws of the United States or any state of the United States, (c) foreign government, (d) "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) which includes any individual or entity referred to in this Section 4.23 or (e) corporation, partnership or other entity controlled, directly or indirectly, by any individual, entity or group referred to in this Section 4.23. For purposes of this Section 4.23 only, (i) the terms "affiliate," "associate" and "control" shall have the respective meanings ascribed to such terms on January 1, 1989 in Rule 12b-2 under the Exchange Act, (ii) a person shall be deemed to "beneficially own," and shall be deemed to be the "beneficial owner" of, any Parent Voting Stock which such person or any of such person's affiliates or associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1989,
(iii) without limitation, any shares of Parent Voting Stock that any person has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person, and (iv) the term "person" shall mean any individual, corporation, partnership, other entity or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act as in effect on January 1, 1989.

           Section 4.24 REQUIRED VOTE OF PARENT STOCKHOLDERS. The affirmative vote of the holders of outstanding shares of Parent Common Stock and Parent Class B Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Parent Common Stock and Parent Class B Stock voting together as a class, is the only vote of holders of securities of Parent which is required to adopt this Agreement. The affirmative vote of the holders of outstanding shares of Parent Common Stock and Parent Class B Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Parent Common Stock and Parent Class B Stock, voting together as a class, is the only vote of holders of securities of Parent which is required to approve the Certificate Amendment. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock and Parent Class B Stock, voting together as a class, present in person or by proxy at a meeting duly called and held for approval of the Stock Issuance is the only vote of holders of securities of Parent which is required to approve the Stock Issuance. Immediately following the execution of this Agreement, holders of Parent Class B Stock will act by written consent, which action will be sufficient, without the vote of any other stockholder, for the stockholders of Parent to adopt this Agreement and to approve the Certificate Amendment and the Stock Issuance.

           Section 4.25 TRANSACTIONS WITH AFFILIATES. Except as set forth in Parent's last proxy statement filed with the SEC filed prior to the date hereof, since the date of such proxy statement, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

           Section 4.26 SOLVENCY. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby) and excluding the effect of any inaccuracy of the representations and warranties contained in Article III, (i) none of the Surviving Corporation or any of its Subsidiaries, taken as a whole, will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of the Surviving Corporation and each of its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of the Surviving Corporation and each of its Subsidiaries, taken as a whole, at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries, taken as a whole, will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of Parent, the Company or any Subsidiary of the Company.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

           Section 5.1   CONDUCT OF BUSINESS BY THE COMPANY AND PARENT.

           (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 7.1 (the "TERMINATION DATE"), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, and (B) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers, licensors, licensees and others with which they have business dealings.

           (b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

                  (i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made by its directly or indirectly wholly owned Subsidiaries in the ordinary course of business and (B) that the Company may continue to pay regular quarterly cash dividends on the Company Common Stock consistent with past practice (not to exceed $0.37 per share per quarter);

                 (ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

                (iii) except as required by (x) existing written agreements or Company Benefit Plans, or (y) as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company's directors, executive officers, publishers, or any other individual who has entered into an agreement with the Company that provides change in control and/or severance protection by more than 5% from the level at which such compensation or benefits were payable immediately prior to the date of this Agreement, (B) increase the compensation or benefits payable to any employee of the Company except as in accordance with the ordinary course of business and consistent with past practice, (C) enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any employee of the Company (provided that the Company may enter into individual agreements in accordance with the ordinary course of business and consistent with past practice that provide for payments not in excess of $250,000 per individual and provided further that the total aggregate payments under all such agreements shall not exceed $2,500,000), (D) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to the Company, or (E) hire, promote, demote or otherwise change the employment status (E.G., part-time, full-time, leave), title or other material term or material condition of employment of any individual who is (or would become after such hiring, promotion, demotion or change) a publisher or executive editor; PROVIDED, HOWEVER, that notwithstanding the foregoing, Parent and the Company agree to cooperate in good faith to jointly design and the Company shall establish a program for the payment of "stay bonuses" to be established in accordance with the provisions outlined in Section 5.1(b)(iii) of the Company Disclosure Schedule;

           (iv)  shall not, and shall not permit any of its Subsidiaries to,
(x) agree to labor or employment arbitration awards or settlements resulting in total payments of more than

$300,000 or (y) agree in a labor arbitration or settlement to a work condition that would set a precedent adversely affecting the business of the Company;

                  (v) shall not, and shall not permit any of its Subsidiaries to, engage in bargaining with any union representing any employees of the Company or its Subsidiaries, except bargaining that is done after notice to and consultation with Parent;

                 (vi) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

                (vii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

               (viii) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments to its articles of incorporation or by-laws or similar applicable charter documents;

                 (ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to,

                 (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,

                 (B) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), or

                 (C) issue any equity-based compensation awards, whether settled in stock, cash, or otherwise,

           other than

                 (w) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), and

                 (x) issuances of shares of Company Common Stock in the ordinary course of business pursuant to the Company's 401(k) plan;

                 (x) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock upon (1) the exercise of Company Stock Options using such shares for the payment of the exercise price or (2) the settlement of Company Stock-Based Awards or the exercise of Company Stock Options if shares of Company Common Stock are used to satisfy obligations with respect to withholding Taxes;

                (xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business (including borrowings under the Company's commercial paper program) and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, in each case, in the ordinary course of business, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money without increasing the amount of borrowing, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement;

               (xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries;

              (xiii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights in a manner adverse to the Company under (a) any agreement, contract, binding understanding, instrument, or legally binding commitment or undertaking (a "CONTRACT") containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business;
(b) any Contract, or group of related Contracts with a person or entities (or group of affiliated persons or entities), under which such modification, amendment, termination or waiver of any right would have a material adverse impact on the Proposed Divestitures or otherwise have a Company Material Adverse Effect; (c) any mortgages, indentures, financial guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business or (d) any material settlement agreement which contains continuing material obligations of the Company or any of its

Subsidiaries (all contracts of the type described in this Section 5.1(b)(xiii) being referred to herein as "COMPANY 5.1 CONTRACTS");

               (xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts or Company 5.1 Contracts, other than, in each case, in the ordinary course of business and in compliance with the other restrictions set forth in this Section 5.1;

                (xv) shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes;

               (xvi) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

              (xvii) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any person or entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it and its Subsidiaries, taken as a whole, except in the ordinary course of business;

             (xviii) shall not, and shall not permit any of its Subsidiaries to, settle any material claim, action or proceeding (other than any such claim, action or proceeding which is the subject of Section 5.1(b)(iv)), except to the extent such settlement provides solely for the payment of money damages which are (x) subject to reserves existing as of the date hereof in accordance with GAAP, (y) covered by existing insurance policies or (z) otherwise less than $500,000; and

               (xix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

           (c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that (A) the business of Parent and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, and (B) Parent and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant customers, suppliers, licensors, licensees and others with which they have business dealings.

           (d) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

                 (i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by its direct or indirect wholly owned Subsidiaries in the ordinary course of business and (B) that Parent may continue to pay regular quarterly cash dividends on the Parent Common Stock and Parent Class B Stock in a manner and with such increases as are consistent with past practice;

                (ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

               (iii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

                (iv) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments to its articles of incorporation or by-laws or other equivalent organizational documents (other than the Certificate Amendment);

                 (v) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of options to purchase shares of Parent Common Stock and or other securities convertible into shares of Parent Common Stock outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(d) or under any benefit plan of Parent, as it exists on the date hereof, (B) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, and (C) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Parent's customary schedule;

                (vi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

               (vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business (including all borrowings under Parent's commercial paper program) and except for (A) any indebtedness for borrowed money among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries, in each case, in the ordinary course of business, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (C) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.1(d), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money as described in Section 5.1(d)(vii) of the Parent Disclosure Schedule;

              (viii) except for transactions among the Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries or in connection with contemplated borrowings described in Section 5.1(d)(vii) of the Parent Disclosure Schedule, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Parent Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

                (ix) shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; and

                 (x) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

           Section 5.2  INVESTIGATION.

           (a) The Company and Parent shall afford to each other and to their respective officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "REPRESENTATIVES") reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination
Date, to the properties, employees, contracts, commitments, books and records of such party and its Subsidiaries and any report, schedule or other document filed or received by such party pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries is a party, would cause a significant risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party, or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall the Company or Parent or any of their respective Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

           (b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated November 23, 2005 and a Confidentiality Agreement dated February 23, 2006 (together, the "CONFIDENTIALITY AGREEMENTS"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Information (as defined in the Confidentiality Agreements) confidential in accordance with the terms of the Confidentiality Agreements.

           Section 5.3   NO SOLICITATION.

           (a) Subject to Sections 5.3(b)-(e), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this
Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)).

           (b) Notwithstanding the limitations set forth in Section 5.3(a), prior to the receipt of the Company Shareholder Approval, if the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or
(ii) which the Board of Directors of the Company determines in good faith is reasonably expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality (PROVIDED, that if any confidentiality agreement with such third party does not contain standstill provisions or contains standstill provisions more favorable to such third party than those contained in the Confidentiality Agreements, then the Company shall execute and deliver to Parent a waiver of the standstill provisions of the Confidentiality Agreements such that Parent will not be subject to greater standstill restrictions in any respect than the third party making such Alternative Proposal), to the terms of the Confidentiality Agreements and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal. Upon receipt by the Company after the date hereof of any Alternative Proposal or any request for nonpublic information which it reasonably believes would lead to an Alternative Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Proposal, or of such request or inquiry and shall provide Parent with such reasonable information as is reasonably necessary to keep Parent reasonably informed with respect to any material current developments regarding any such Alternative Proposal, or regarding any such request or inquiry.

           (c) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of the Company may, at any time prior to the receipt of the Company Shareholder Approval, withdraw, modify or qualify the Company Recommendation (a "CHANGE OF RECOMMENDATION") if the Board of Directors of the Company has concluded in good faith, after consultation with the Company's outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of the directors' fiduciary obligations to the Company's shareholders under applicable Law; PROVIDED, HOWEVER, that the Company shall send Parent written notice of its intention to effect a Change of Recommendation at least three (3) business days prior to effecting a Change of Recommendation.

           (d) Other than in connection with a Superior Proposal (which shall be subject to Section 5.3(c) and not subject to this Section 5.3(d)), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that the Board of Directors of the Company determines in good faith, after consultation with the Company's outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to result in a breach of the directors' fiduciary obligations to the Company's shareholders under applicable Law; PROVIDED, HOWEVER, that the Company shall send Parent written notice of its intention to effect a Change of Recommendation at least three (3) business days prior to effecting a Change of Recommendation. The Board of Directors of the Company shall not make any Change of Recommendation other than in compliance with and as permitted by Section 5.3(c) or this Section 5.3(d).

           (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, PROVIDED that the foregoing shall not relieve the Company and its Board of Directors from complying with this Section 5.3 and Section 5.4.

           (f) As used in this Agreement, "ALTERNATIVE PROPOSAL" shall mean any bona fide proposal or offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of any class of capital stock of the Company or fifteen percent (15%) or more of the voting power represented by the outstanding voting securities of the Company.

           (g) As used in this Agreement "SUPERIOR PROPOSAL" shall mean an unsolicited bona fide written offer made by a third party to acquire all or substantially all of the assets of the Company and its Subsidiaries as a whole or at least a majority of the total outstanding voting securities of the Company on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial and legal advisors, and considering such factors as the Company's Board of Directors considers to be appropriate (including the timing, ability to finance and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders than the transactions contemplated by this Agreement.

           Section 5.4   FILINGS; OTHER ACTIONS.

           (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials for the shareholders of the Company and an information statement pursuant to Rule 14c-2 promulgated under the Exchange Act for the stockholders of Parent that shall together constitute the Proxy Statement/Prospectus and Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4. The Proxy Statement/Prospectus will include notice to stockholders required by Section 262(d)(1) of the DGCL that appraisal rights will be available with respect to Parent Class B Stock and notice to stockholders required by Section 228(e) of the DGCL that the stockholders of Parent have taken action without a meeting by less than unanimous written consent. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent's prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Proxy Statement/Prospectus or Form S-4 received from the SEC. Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that, the Company, in connection with a Change of Recommendation, may amend or supplement the Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to effect such a Change of Recommendation. The Company and Parent will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Company shareholders and Parent stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent and the Company will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company.

           (b) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

           (c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with applicable Law and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement/Prospectus for the purpose of obtaining the Company Shareholder Approval (the "COMPANY MEETING"), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

           (d) Parent shall take all action necessary in accordance with applicable Law and its certificate of incorporation and by-laws to effectuate, immediately following the execution of this Agreement, the Parent Stockholder Approval by means of a written consent in the form set forth in Section 6.1(b) of the Company Disclosure Schedule and to comply with all requirements under the Exchange Act relating to the Parent Stockholder Approval as promptly as practicable. The Board of Directors of the Company shall take any actions and make any determinations required under paragraphs (a)(i) and (b) of Article TENTH of the Company's articles of incorporation as soon as reasonably practicable after the date hereof.

           (e) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its shareholders in advance of the vote to be held at the Company Meeting, or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Except to the extent expressly permitted by Section 5.3(c) or 5.3(d), as applicable: (i) the Board of Directors of the Company shall recommend that the Company shareholders vote in favor of approval of this Agreement and the Merger at the Company Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's shareholders vote in favor of approval of this Agreement and the Merger at the Company Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of approval of this Agreement and the Merger.

           Section 5.5 STOCK OPTIONS AND OTHER STOCK-BASED AWARDS; EMPLOYEE MATTERS.

           (a)   STOCK OPTIONS AND OTHER STOCK-BASED AWARDS.

                 (i) Each option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") granted under the employee and director stock plans of the Company (the "COMPANY STOCK PLANS"), whether vested or unvested, that is outstanding as of a date that is seven days prior to the Effective Time shall, as of a date that is seven days prior to the Effective Time, immediately vest as to 100% of the shares subject to such Company Stock Option and shall, to the extent not exercised prior, be cashed out at the Effective Time for an amount equal to the Option Consideration. The "OPTION CONSIDERATION" shall mean for each Company Stock Option, an amount in cash equal to the excess, if any, of
(A) the product of (1) the number of shares of Company Common Stock issuable upon exercisable of such Company Stock Option, multiplied by (2) the sum of (x) the Per Share Cash Amount plus (y) the product of the Exchange Ratio multiplied by the closing price per share of the Parent Common Stock on the last trading day immediately preceding the Closing Date (the cash amount equal to the sum of (x) and (y), the "EQUITY AWARD CONSIDERATION") over (B) the aggregate exercise price of such Company Stock Option.

                (ii) Immediately prior to the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Restricted Shares (as hereinafter defined), Purchase Plan Shares (as hereinafter defined) and Company Stock Options (each, other than Restricted Shares, Purchase Plan Shares and Company Stock Options, a "COMPANY STOCK-BASED AWARD"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be fully vested and converted into a right to receive the Equity Award Consideration per share of Company Common Stock to which such Company Stock-Based Award makes reference to be paid to holders of such rights in accordance with the terms of such rights.

               (iii) Immediately prior to the Effective Time, each award of restricted Company Common Stock (the "RESTRICTED SHARES") shall vest in full and be converted into the right to receive the Merger Consideration as provided in
Section 2.1(a).

                (iv) At the Effective Time, the Company's Employees Stock Purchase Plan (the "STOCK PURCHASE PLAN") shall terminate. In connection with such termination, the last day of the final Purchase Period (as defined in the Stock Purchase Plan) shall be deemed to be the date that is seven days prior to the Effective Time, as a result of which each participant therein shall be entitled to purchase prior to the Effective Time a number of whole shares of Company Common Stock calculated pursuant to Section IX of the Stock Purchase Plan (the "PURCHASE PLAN SHARES") and the Company shall retain accumulated payroll deductions, thereby causing all such Purchase Plan Shares to be shares of Company Common Stock that are converted into the right to receive the Merger Consideration as provided in Section 2.1(a).

                 (v) The Compensation Committee of the Board of Directors of the Company pass such resolutions as are reasonably necessary with respect to the Company Stock Options, Company Stock-Based Awards, the Restricted Shares and the Purchase Plan Shares to implement the foregoing provisions of this Section
5.5. Such resolutions shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned.

           (b)   EMPLOYEE MATTERS.

                 (i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit Parent from amending or terminating, or from causing the Company to amend or terminate, any such Benefit Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law. From the Effective Time until December 31, 2006, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements ("COMPANY EMPLOYEES") compensation and benefits that are reasonably equivalent in the aggregate to the Company Benefit Plans that such Company Employees participated in prior to the Effective Time (other than with respect to equity compensation, annual or other periodic cash incentive compensation, and payment upon separation from service). From January 1, 2007 until December 31, 2007, Parent shall provide, or shall cause to be provided, to each Company Employee compensation and benefits that are (1) reasonably equivalent in the aggregate to the Company Benefit Plans that such Company Employees participated in prior to the Effective Time (other than with respect to equity compensation, annual or other periodic cash incentive compensation, and payment upon separation from service) or, at the discretion of Parent, or
(2) substantially equivalent, in the aggregate, to the compensation and benefits of similarly situated employees of Parent. After December 31, 2007, Parent shall provide, or shall cause to be provided, compensation and benefits substantially equivalent, in the aggregate, to the compensation and benefits of similarly situated employees of Parent.

                (ii)    Parent agrees to the additional matters set forth on
Section 5.5(b)(ii) of the Company Disclosure Schedule. Notwithstanding the foregoing, Parent may amend any 401(k) plan of the Company to eliminate employer securities as an investment alternative with respect to new employee contributions or matching contributions.

               (iii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "NEW PLANS"), each Company Employee shall subject to applicable Law and applicable tax qualification requirements be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the "OLD PLANS"), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                (iv) Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Company Stock Plans and the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

                 (v) Until December 31, 2006, Parent agrees to continue or cause the Surviving Corporation to continue the Company's retiree welfare programs, including medical prescription drugs and retiree life insurance program (the "COMPANY RETIREE WELFARE PROGRAMS") on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect as of the Effective Time with respect to all Company employees and retirees who (A) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (B) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs as of immediately prior to the Effective Time ("COVERED RETIREES"). After December 31, 2006, Parent agrees to continue, without any lapse in coverage, retiree welfare programs for Covered Retirees under, in the discretion of Parent, (A) the Company Retiree Welfare Programs or (B) the retiree welfare programs maintained by Parent as of immediately prior to the Effective Time; PROVIDED, HOWEVER, that, with respect to any Covered Retiree who retired prior to December 31, 1993, Parent shall continue the Company Retiree Welfare Program on terms and conditions no less favorable in duration, scope, value, participant cost, vesting and otherwise than those in effect as of immediately prior to the Effective Time with respect to such Covered Retirees.

                (vi) The Company shall pay, as of immediately prior to the Effective Time, each Company Employee employed as of immediately prior to the Effective Time and then participating in any Company Benefit Plan that is an annual bonus plan (a "BONUS PLAN"), a bonus equal to the product of (A) the Company Employee's bonus entitlement under such plans for the calendar year in which the Effective Time occurs, based on the Company's actual performance and the Company Employee's achievement of performance goals for the period beginning at the beginning of the year in which the Effective Time occurs and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month immediately preceding the end of the month in which the Effective Time occurs if the Effective Time coincides with the end of the month) (the "MEASUREMENT DATE") and (B) a fraction, the numerator of which shall equal the number of days in the calendar year through the Measurement Date and the denominator of which is 365 (the "PRO RATA BONUS"). If the Effective Time occurs after December 2006, the Company shall be permitted to establish a Bonus Plan for 2007, based upon targets and goals substantially similar to those established for 2006. Following the payment of Pro Rata Bonuses as set forth above, Parent will cause the Surviving Corporation to (A) maintain a bonus plan for the remainder of the calendar year in which the Effective Time occurs on the same terms and conditions and pursuant to the same targets and performance measures as were in effect for the calendar year in which the Effective Time occurs, although the performance measures by which bonus achievement is measured may be modified by the Company. Company performance in respect of calculations made under the Bonus Plans for the calendar year 2006 shall be calculated without taking into account any adverse impact on performance in connection with the Proposed Divestitures and any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement, including the Proposed Divestitures, or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and for the 2006 calendar year shall not be subject to negative discretion by the administrator for the Bonus Plan.

           (c) COMMUNICATIONS. The Company shall not communicate in writing to groups of Company employees and/or Company retirees, regarding any matters discussed in this Section 5.5 without the consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned and to be rendered promptly. The Company will use its reasonable best efforts to cause its officers and the members of the Board of Directors of the Company not to make any formal, oral communications to groups of Company employees and/or Company retirees that are inconsistent with the provisions of this Section 5.5.

           (d) WARN ACT. Parent and the Company shall cooperate with each to provide any notice required under the WARN Act or similar local laws, including in connection with the Proposed Divestitures and Parent shall provide the Company with all information required to issue such notices required prior to the Effective Time.

           (e) DIVESTITURES. Parent shall require any acquiror of any business or asset of the Company or its Subsidiaries disposed of within twelve
(12) months after the Effective Time and any acquiror of any business or assets of the Company or its Subsidiaries constituting part of the Proposed Divestitures to abide by the obligations set forth in Section 5.5(b)(v) of this Agreement and Section 5.5(b)(ii) of the Company Disclosure Schedule, shall satisfy such obligations itself or, in the case of the obligations set forth in
Section 5.5(b)(v) of this Agreement, shall arrange for or shall cause such acquiror to arrange for the provision of reasonably equivalent benefits to satisfy such obligations.

           (f) PARENT BENEFIT PLANS. All benefit plans of Parent, including without limitation all stock option and stock purchase plans, shall survive and remain in effect immediately following the Merger.

           (g) NO THIRD PARTY BENEFICIARIES. The language of this Section 5.5 is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder and the rights of any third party, including employees and retirees, shall be governed only by the terms of the Company Benefit Plans.

           Section 5.6   BEST EFFORTS.

           (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

           (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) days after the date hereof (unless extended by mutual agreement of the parties) make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event shall use best efforts to cause the Closing to occur by September 30, 2006), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of

Parent or its Subsidiaries' (including the Surviving Corporation's) or affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, PROVIDED, HOWEVER, that nothing in this Section 5.6(b)(iii) shall require or be construed to require any of Parent or the Company to take any action, propose or make any divestiture or other undertaking, or propose or enter into any consent decree, except (A) for those that would not reasonably be expected to have a material adverse effect on the material and significant benefits that are expected to be derived from the Merger and the other transactions that are contemplated by this Agreement or (B) as are listed on Section 5.6(b)(iii) of the Parent Disclosure Schedule, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications between the Company or Parent, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

           (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

           (d) For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

           Section 5.7 TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

           Section 5.8 PUBLIC ANNOUNCEMENTS. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

           Section 5.9   INDEMNIFICATION AND INSURANCE.

           (a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of incorporation or by-laws or other organization documents or in any agreement to which the Company or one of its Subsidiaries is a party shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any Company Subsidiary's articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation's certificate of incorporation and by-laws set forth in EXHIBIT A and EXHIBIT B hereto in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

           (b) At and after the Effective Time, Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current director and officer of the Company or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "ACTION"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time, with respect to such Indemnified Party's actions or omissions taken in his or her capacity as director or officer of the Company or any of its Subsidiaries. In the event of any such Action, at and after the Effective Time, Parent shall assume the defense of such Action and Parent and the Indemnified Party shall cooperate in the defense of any such Action. Parent shall not settle any such Action without the prior written consent of the Indemnified Party unless Parent assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned) unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent and such settlement does not contain any admission detrimental to Parent. In the event of any payment under this Section 5.9(b), Parent shall be subrogated to the extent of such payment to all rights of recovery of the Indemnified Party with respect to any insurance covering any such liability (including the insurance set forth in Section 5.1(c)).

           (c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; PROVIDED, HOWEVER, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; PROVIDED FURTHER, HOWEVER, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.9(c) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company's directors' and officers' insurance policy in effect as of the date hereof.

           (d) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

           (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Surviving Corporation or any of its Subsidiaries, any other indemnification arrangement, the FBCA, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

           (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

           Section 5.10 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations, including the operations of the Proposed Divestitures, prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

           Section 5.11 TAX-FREE QUALIFICATION. Each of Parent and the Company shall use its reasonable best efforts to, and to cause each of its Subsidiaries to, (a) cause the Merger to qualify as a "reorganization" within the meaning of
Section 368(a) of the Code and (b) obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d). Provided the opinion conditions contained in Sections 6.2(d) and 6.3(d) of this Agreement have been satisfied, Parent shall file the opinions described in Section 6.2(d) and 6.3(d) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing and shall report the Merger for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

           Section 5.12 LISTING OF SHARES OF PARENT COMMON STOCK. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

           Section 5.13 AFFILIATES. Not less than forty-five (45) days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be as of the Effective Time, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not later than ten (10) days prior to the Effective Time, a written agreement in the form attached hereto as EXHIBIT C (an "AFFILIATE AGREEMENT"). The Company shall notify Parent from time to time after the delivery of the letter described above of any person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional person who is identified as an "affiliate" to execute an Affiliate Agreement.

           Section 5.14 TAX REPRESENTATION LETTERS. The Company shall use its reasonable best efforts to deliver to Wilson Sonsini Goodrich & Rosati and Wachtell, Lipton, Rosen & Katz a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Wilson Sonsini Goodrich & Rosati and Wachtell, Lipton, Rosen & Katz a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Wilson Sonsini Goodrich & Rosati to render the opinion described in
Section 6.3(d) of this Agreement and Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 6.2(d) of this Agreement.

           Section 5.15 BOARD OF DIRECTORS OF THE SURVIVING CORPORATION. The Board of Directors of Parent will take all actions necessary such that, effective as of immediately following the Effective Time, two members of the Board of Directors of the Company acceptable to Parent shall become members of the Board of Directors of the Surviving Corporation.

           Section 5.16 CERTAIN ARRANGEMENTS. The Company agrees to provide, and agrees to cause its Subsidiaries and employees to provide, Parent with such reasonable cooperation in connection with the arrangement of potential sales of assets or operations of the newspapers listed on Schedule 5.16 of the Company Disclosure Schedule (the "Proposed Divestitures"), the Company and/or its Subsidiaries following the Effective Time as may be reasonably requested by Parent, including participation in the due diligence and sale processes for such potential transactions. Notwithstanding the foregoing, the Company shall not be required to provide such cooperation to the extent it would unreasonably disrupt the operations of the Company or any of its Subsidiaries or could reasonably be expected to constitute a violation of applicable Law.

           Section 5.17 MORTGAGE RELEASE. The Company acknowledges that title to certain properties of the Company and/or its Subsidiaries appear, in the official records of the relevant county, to be encumbered by a $1,200,000,000 mortgage dated May 2, 1997, in favor of Citicorp USA, Inc. The Company also acknowledges that the financial obligations underlying the mortgage have been paid off, but the documents evidencing the release of such mortgage have not been filed with the relevant county recorder. The Company shall, prior to the Closing Date, cause the relevant county recorder to record the releases and/or reconveyances evidencing the release of this mortgage on all properties of the Company and/or any of its Subsidiaries where this mortgage appears of record and unreleased.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

           Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

           (a)   The Company Shareholder Approval shall have been obtained.

           (b) The Parent Stockholder Approval shall have been obtained, provided that this condition shall be deemed satisfied upon execution and delivery of a written consent in the form attached hereto as Schedule 6.1(b) by stockholders representing of a majority of all votes entitled to be cast by holders of Parent Common Stock and Parent Class B Stock, voting together as a class.

           (c) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect and no Governmental Entity of competent jurisdiction shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

           (d) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any such Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

           (e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

           (f) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

           Section 6.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

           (a) (i) The representations and warranties of Parent set forth in this Agreement which are qualified by a "Parent Material Adverse Effect" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent set forth in this Agreement which are not qualified by a "Parent Material Adverse Effect" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 4.2(a) and the first sentence of Section 4.2(b) shall be true and correct in all material respects); PROVIDED, HOWEVER, that, with respect to clauses (i) and
(ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

           (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

           (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

           (d) The Company shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations, including those contained in the Tax Representation Letters described in Section 5.14 of this Agreement.

           Section 6.3 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

           (a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a "Company Material Adverse Effect" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a "Company Material Adverse Effect" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all material respects); PROVIDED, HOWEVER, that, with respect to clauses (i) and
(ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

           (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

           (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

           (d) Parent shall have received from Wilson Sonsini Goodrich & Rosati, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations, including those contained in the Tax Representation Letters described in Section 5.14 of this Agreement.

                                  ARTICLE VII

                                  TERMINATION

           Section 7.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the
Company:

           (a)   by the mutual written consent of the Company and Parent;

           (b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before September 30, 2006 (the "END DATE") and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; PROVIDED, HOWEVER, that, if, as of the End Date, all conditions set forth in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition set forth in Section 6.1(d), then the End Date shall be extended at the election of either the Company or Parent to a date not later than December 31, 2006;

           (c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its best efforts to remove such injunction;

           (d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

           (e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in
Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, notifying Parent of such breach or failure to perform;

           (f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in
Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty
(30) days prior to such termination, notifying the Company of such breach or failure to perform;

           (g) by the Company, prior to the Company Shareholder Approval, if the Company shall have effected a Change of Recommendation pursuant to and in compliance with Section 5.3(c) or Section 5.3(d), as applicable, in a manner adverse to Parent; PROVIDED, HOWEVER, that the Company shall have given Parent forty-eight (48) hours' written notice of its intention to terminate this Agreement pursuant to this Section 7.1(g); and

           (h) by Parent, prior to the Company Shareholder Approval, if the Company shall have failed to make the Company Recommendation in the Proxy Statement/Prospectus, or shall have effected a Change of Recommendation in a manner adverse to Parent or shall have approved or recommended any Alternative Proposal.

           In the event of termination of this Agreement pursuant to this
Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreements referred to in Section 5.2 and the provisions of Section 7.2 and
Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of intentional breach of this Agreement or as provided for in the Confidentiality Agreements, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

           Section 7.2   TERMINATION FEE.

           (a) Notwithstanding any provision in this Agreement to the contrary, if (i) (A) prior to the termination of this Agreement, any Alternative Proposal (substituting 20% for the 15% thresholds set forth in the definition of "Alternative Proposal;" PROVIDED, that any proposals for the acquisition of any of the Proposed Divestitures shall not be included in the calculation of such 20% threshold with respect to assets of the Company and its Subsidiaries) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (C) concurrently with or within nine (9) months after such termination, a transaction the proposal of which would constitute an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of "Alternative Proposal") (a "QUALIFYING TRANSACTION") shall have occurred or any definitive agreement providing for a Qualifying Transaction shall have been entered into or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of $171,900,000 in cash, such payment to be made, in the case of termination by the Company pursuant to Section 7.1(g), concurrently with such termination, or in the case of termination by Parent pursuant to Section 7.1(h), two (2) business days after the date of such termination, or, otherwise, upon the earlier of (i) consummation of such Qualifying Transaction and (ii) entry into a definitive agreement providing for a Qualifying Transaction, it being understood that in no event shall the Company be required to pay the fee referred to in this Section 7.2(a) on more than one occasion.

           (b)   The Company acknowledges that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent Parent's reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.2 shall not be in lieu of damages incurred in the event of an intentional breach of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

           Section 8.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

           Section 8.2 EXPENSES. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus (including applicable SEC filing fees) and all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

           Section 8.3 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

           Section 8.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the FBCA, with respect to which such laws shall apply), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

           Section 8.5 JURISDICTION; ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

           Section 8.6   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           Section 8.7 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

           To Parent:

                The McClatchy Company
                2100 Q Street
                Sacramento, California  95816
                Telecopy:   (916) 326-5596
                Attention:  Karole Morgan-Prager, Esq.
                            Vice President and General Counsel

           with copies to:

                Wilson Sonsini Goodrich & Rosati
                650 Page Mill Road
                Palo Alto, California  94304
                Telecopy:   (650) 493-6811
                Attention:  Larry W. Sonsini, Esq.
                            Katharine A. Martin, Esq.

           To the Company:

                Knight-Ridder, Inc.
                50 West San Fernando Street
                San Jose, California  95113
                Telecopy:   (408) 938-7863
                Attention:  Karen Stevenson, Esq.
                            Chief Legal Officer and Assistant to the Chairman and Chief Executive Officer

           with copies to:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, New York  10019
                Telecopy:   (212) 403-2000
                Attention:  Daniel A. Neff, Esq.
                            David A. Katz, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; PROVIDED, HOWEVER, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

           Section 8.8 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

           Section 8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

           Section 8.10 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a) (which shall be for the benefit of holders of the Company Common Stock as of the Effective Time) and 5.9 (which shall be for the benefit of the

Indemnified Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

           Section 8.11 AMENDMENTS; WAIVERS At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after receipt of Company Shareholder Approval or Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of the Company or the stockholders of Parent, as applicable, the effectiveness of such amendment or waiver shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

           Section 8.12 HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           Section 8.13 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

           Section 8.14  DEFINITIONS.

           (a) References in this Agreement to "SUBSIDIARIES" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to "AFFILIATES" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to "PERSON" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange
Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, "KNOWLEDGE" means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on
Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or California are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

           (b) Each of the following terms is defined on the pages set forth opposite such term:

Action..............................................................51
Affiliate Agreement.................................................52
affiliates..........................................................62
Agreement............................................................1
Alternative Proposal................................................41
Articles of Merger...................................................2
Bonus Plan..........................................................46
Book-Entry Shares....................................................4
business day........................................................62
Cancelled Shares.....................................................3
Certificate Amendment................................................1
Certificate of Merger................................................2
Certificates.........................................................4
Change of Recommendation............................................41
Closing..............................................................1
Closing Date.........................................................1
Code.................................................................1
Company..............................................................1
Company Approvals...................................................10
Company Benefit Plans...............................................13
Company Common Stock.................................................3
Company Disclosure Schedule..........................................8

Company Employees...................................................45
Company Material Adverse Effect......................................8
Company Material Contracts......................................20, 37
Company Meeting.....................................................43
Company Permits.....................................................12
Company Permitted Lien..............................................11
Company Preferred Stock..............................................9
Company Recommendation..............................................10
Company Retiree Welfare Programs....................................46
Company SEC Documents...............................................11
Company Shareholder Approval........................................20
Company Stock Option................................................44
Company Stock Plans.................................................44
Company Stock-Based Award...........................................44
Company Voting Stock................................................20
Confidentiality Agreements..........................................40
Contract............................................................36
control.............................................................62
Controlled Group Liability..........................................15
Covered Retirees....................................................46
DGCL.................................................................1
Dissenting Shares....................................................4
Effective Time.......................................................2
Employees...........................................................18
End Date............................................................56
Environmental Law...................................................13
Equity Award Consideration..........................................44
Equity Plan.........................................................16
ERISA...............................................................14
Excess Shares........................................................7
Exchange Act........................................................10
Exchange Agent.......................................................4
Exchange Fund........................................................5
Exchange Ratio.......................................................3
FBCA.................................................................1
Form S-4............................................................17
Fractional Shares Fund...............................................7
GAAP................................................................11
Governmental Entity.................................................10
Hazardous Substance.................................................13
HSR Act.............................................................10
Indemnified Party...................................................50
Information Memorandum..............................................32
Intellectual Property...............................................19
knowledge...........................................................62
Law.................................................................12

Laws................................................................12
Lien................................................................10
Measurement Date....................................................47
Merger...............................................................1
Merger Consideration.................................................3
New Plans...........................................................45
Old Plans...........................................................46
Option Consideration................................................44
Parent...............................................................1
Parent Approvals....................................................24
Parent Benefit Plans................................................27
Parent Class B Stock.................................................1
Parent Common Stock..................................................3
Parent Disclosure Schedule..........................................22
Parent Material Adverse Effect......................................22
Parent Material Contracts...........................................31
Parent Permits......................................................26
Parent Permitted Lien...............................................24
Parent SEC Documents................................................25
Parent Stockholder Approval..........................................1
Parent Voting Stock.................................................32
PBGC................................................................15
Per Share Cash Amount................................................3
person..............................................................62
Pro Rata Bonus......................................................47
Proposed Divestitures...............................................53
Proxy Statement/Prospectus..........................................17
Purchase Plan Shares................................................44
Qualifying Transaction..............................................57
Regulatory Law......................................................49
Representatives.....................................................39
Restricted Shares...................................................44
Rights Agreement....................................................17
Sarbanes-Oxley Act..................................................11
SEC.................................................................11
Securities Act......................................................10
Share................................................................3
Significant Subsidiary...............................................8
Stock Issuance.......................................................1
Stock Purchase Plan.................................................44
Subsidiaries........................................................61
Superior Proposal...................................................41
Surviving Corporation................................................1
Tax Return..........................................................18
Taxes...............................................................18
Termination Date....................................................33

WARN Act............................................................18

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                               THE MCCLATCHY COMPANY



                               By:     /s/   Gary B. Pruitt
                                  ----------------------------------------------
                                     Name:   Gary B. Pruitt
                                     Title:  Chairman, President and Chief
                                             Executive Officer


                               KNIGHT-RIDDER, INC.



                               By:     /s/   P. Anthony Ridder
                                  ----------------------------------------------
                                     Name:   P. Anthony Ridder
                                     Title:  Chairman and Chief Executive
                                             Officer











               Signature Page to the Agreement and Plan of Merger